EX 23.1


                CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the use in the prospectus forming a part of the Registration Statement on Form SB-2 filed by SmartPros Ltd. of our report dated March 12, 2004, except for the first paragraph of note 9 as to which the date is September 10, 2004, on our audit of the consolidated balance sheet of SmartPros Ltd. and Subsidiary as of December 31, 2003, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the two years then ended and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ McGLADREY & PULLEN, LLP

McGLADREY & PULLEN, LLP
New York, New York
September 14, 2004